Offer to Purchase for Cash

                   Up to 2,000,000 Shares of its Common Stock

           (Including the Associated Preferred Stock Purchase Rights)

                                       of


                                     [LOGO]


       AT A PRICE NOT GREATER THAN $31.00 NOR LESS THAN $27.00 PER SHARE

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THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK
     CITY TIME, ON WEDNESDAY, OCTOBER 7, 1998, UNLESS THE OFFER IS EXTENDED.
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                                                               September 9, 1998

TO BROKERS, DEALERS, COMMERCIAL BANKS,
  TRUST COMPANIES AND OTHER NOMINEES:

     The West Company, Incorporated, a Pennsylvania corporation (the "Company"), has appointed us to act as Dealer Manager in connection with its offer to purchase up to 2,000,000 shares of its common stock, par value $.25 per share (the "Shares" or the "Common Stock"), at a price, net to the seller in cash, not greater than $31.00 nor less than $27.00 per Share, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated September 9, 1998, and in the related Letter of Transmittal (which together constitute the "Offer").

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per-Share price (not greater than $31.00 nor less than $27.00 per Share), net to the Seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 2,000,000 Shares properly tendered and not withdrawn pursuant to the Offer (or such lesser number of Shares as are properly tendered at prices not greater than $31.00 nor less than $27.00 per Share). The Company will pay the Purchase Price for all Shares properly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms thereof. The Company reserves the right in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Offer. See Section 1 of the Offer to Purchase.

     If, prior to the Expiration Date, more than 2,000,000 Shares (or such greater number of Shares as the Company elects to purchase) are properly tendered and not withdrawn at or below the Purchase Price, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase in the following order of priority: (a) first, from Odd Lot Owners (as defined in Section 1 of the Offer to Purchase) who properly tender their Shares at or below the Purchase Price; and (b) second, on a pro rata basis from all other shareholders whose Shares are properly tendered at or below the Purchase Price and not withdrawn. See Introduction and Section 1 of the Offer to Purchase.

     THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 5 OF THE OFFER TO PURCHASE.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offer to Purchase, dated September 9, 1998;

          2. Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          3. Letter to Shareholders of the Company, dated September 9, 1998, from William G. Little, Chairman and Chief Executive Officer of the Company;

          4. Letter of Transmittal for your use and for the information of your clients (together with accompanying Substitute Form W-9 and guidelines); and

          5. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 7, 1998, UNLESS THE OFFER IS EXTENDED.

     No fees or commissions will be payable to brokers, dealers or any other person for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Dealer Manager, the Information Agent or the Depositary as described in Section 15 of the Offer to Purchase. The Company will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     As described in Section 2 of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer if such tenders are made by or through a broker or dealer which is a member firm of a registered national securities exchange, a member of the Stock Transfer Association's approved medallion program (such as STAMP, SEMP or MSP) or a commercial bank or trust company having an office, branch or agency in the United States. Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the "Book-Entry Transfer Facility" described in Section 2 of the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal must be received by the Depositary within three New York Stock Exchange, Inc. trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

     Any inquiries you may have with respect to the Offer should be addressed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent Shareholder Communications Corporation, telephone: (888) 279-9146 (toll free).

                                          Very truly yours,

                                          Warburg Dillon Read LLC

Enclosures

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.